EXHIBIT 23.2

                         [LETTERHEAD OF GRANT THORNTON]

                                    CONSENT

We have issued our reports dated October 3, 1996, except for Note 20, which is now incorporated into the second paragraph of Note 11, the date of which is January 13, 1997, accompanying the consolidated financial statements and schedules of Doctors Health, Inc. (formerly Doctors Health System, Inc.) included in the Annual Report on Form 10-K for the year ended June 30, 1997 which are incorporated by reference in this Registration Statement Form S-8. We consent to the incorporation by reference in the Registration Statement Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton
Baltimore, Maryland
March 10, 1998